                                                                    EXHIBIT 4.8

                           PathoGenesis Corporation
                         201 Elliott Avenue West, #150
                              Seattle, WA  98119

                            1997 STOCK OPTION PLAN
              [INCENTIVE] [NON-QUALIFIED] STOCK OPTION AGREEMENT
                                 ((grantdate))



TO:  ((FirstName)) ((LastName))

     We are pleased to inform you that you have been awarded a stock option (the "Option") under the PathoGenesis Corporation 1997 Stock Option Plan (the "Plan"). The Option is [an incentive] [a non-qualified] stock option for the purchase of ((sharenum)) shares of PathoGenesis common stock at an exercise price of $((shareprice)) per share, subject to the vesting provisions set forth herein and in the Plan. A copy of the Plan is attached, and the provisions thereof, including, without limitation, those relating to withholding taxes, are incorporated into this Agreement by reference. The Option will become effective when you sign and return to the Company the Acceptance and Acknowledgment attached to this Agreement.

     The terms of the Option are as set forth in the Plan and in this Agreement. Certain of the terms set forth in the Plan are summarized below; however, reference should be made to the Plan for the complete terms. For purposes of the sections under the headings "Forfeiture; Recapture of Option Gain" and "Termination," the term "Company" shall mean PathoGenesis Corporation or any related corporation as defined in the Plan.

     Term. The Option shall terminate ten years from date of grant, unless sooner terminated.

     Date of Grant.  The date of grant of the option is ((grantdate)).

     Vesting. Except as otherwise provided in this Agreement, the Option will vest according to the following schedule:

                                             Portion of Total Option
     Vesting Date                                 That is Vested
     -----------------------------------------------------------------
     first anniversary of date of grant                25%
     second anniversary of date of grant               50%
     third anniversary of date of grant                75%
     fourth anniversary of date of grant              100%

     Change in Control. Notwithstanding the vesting schedule established under "Vesting" above, the Option shall become fully vested and immediately exercisable upon a "Change in Control," and shall remain exercisable until its expiration, cancellation or termination.

     (1) "Change in Control" means the first to occur of any of the following events:

          (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of PathoGenesis (the "Outstanding Common Stock") or (2) the combined voting power of the then outstanding voting securities of PathoGenesis entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (1) Any acquisition directly from PathoGenesis, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from PathoGenesis, (2) Any acquisition by PathoGenesis, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PathoGenesis or any entity controlled by PathoGenesis, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection
     (iii) of this definition; or

          (ii) A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by PathoGenesis' shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
     Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of PathoGenesis or the acquisition by PathoGenesis of assets or stock of another entity ("Corporate Transaction"); excluding, however, such a Corporate Transaction following which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns PathoGenesis or all or substantially all of PathoGenesis' assets either directly or through one or more subsidiaries) in substantially the same proportions, as their ownership immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (2) no Person (other than PathoGenesis, or any employee benefit plan (or related trust) of PathoGenesis or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the Board action providing for such Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (iv) The approval by the shareholders of the PathoGenesis of a complete liquidation or dissolution of PathoGenesis.

     Exercise. During your lifetime only you may exercise the Option. The Plan also provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death, to the extent and during the same period that you could have exercised the Option, determined on the date of your death, except to the extent otherwise provided in this Agreement or the Plan. The determination in good faith by the Plan Administrator of the person entitled to exercise the Option following your death shall be final and binding on all persons claiming any interest in the Option.

     The vested portion of the Option may be exercised, in whole or in part, but not as to fractional shares, during the term of the Option.

     Forfeiture; Recapture of Option Gain. If you engage in any "Detrimental Activity", as defined below (a "Forfeiture Event"), during the one-year period prior to or the one-year period after any exercise of the Option (or any part thereof), (a) any unexercised portion of the Option shall terminate as of the date on which the Plan Administrator determines that a Forfeiture Event has occurred, and (b) the Plan Administrator shall have the right, within two years after the date on which the Plan Administrator determines that a Forfeiture Event has occurred, in addition to any other rights or remedies that the Company may have, to require you to pay to the Company the amount of any "Gain", as defined below, on such exercise. Such payments shall be in such manner and on such terms and conditions as may be required by the Plan Administrator, and the Company shall be entitled to set-off the amount of any such gain against any amount owed to you by the Company.

     "Detrimental Activity" shall mean (i) the rendering of services for any entity, or engaging directly or indirectly in any business, that is or becomes competitive with the Company, or (ii) your breach of the confidentiality agreement between the Company and you; provided, however, the foregoing clause
(i) shall apply (A) if on the date of grant you are an employee of the Company, at any time before that date you were an employee of the Company, or on the date of grant you are providing services on behalf of the Company with a view to becoming an employee of the Company in the future and (B) to the extent permitted by local employment law if you reside outside the United States. "Gain" shall mean the product of (x) the excess of the fair market value per share of common stock on the date of such exercise over the option exercise price and (y) the number of shares you purchased upon such exercise, regardless of whether you have sold shares of common stock acquired in such exercise.

     [Notwithstanding the foregoing, from and after a Change in Control, no determination may be made that any Forfeiture Event has occurred.]

     You acknowledge and agree that the provisions relating to forfeiture and recapture of option Gain are in addition to, and not in lieu of, any non-solicitation, confidentiality and/or non-competition obligations and other obligations that you may have, or any rights or remedies the Company may have, whether by agreement, fiduciary obligation or otherwise and that the grant and exercisability of the Option are expressly made contingent on the absence of any Forfeiture Event as set forth in this Agreement.

     Notices. All notices sent in connection with the Option shall be in writing and, if to PathoGenesis, shall be delivered personally to the Stock Option Administrator of PathoGenesis or mailed to its principal office, addressed to the attention of the Stock Option Administrator and, if to you, shall be delivered personally or mailed to you at the address noted on the attached Acceptance and Acknowledgment. Such addresses may be changed at any time by notice from one party to the other.

     Payment for Shares upon Exercise. You may exercise any vested portion of the Option by the delivery of a properly executed notice of exercise, which is available from the Stock Option Administrator, together with payment in full of the exercise price:

          (a) in cash, by personal check (unless, at the time of exercise, the Plan Administrator determines otherwise) or bank certified or cashier's check; or

          (b) unless the Plan Administrator in its sole discretion determines otherwise, by delivering shares of the PathoGenesis common stock held by you (which, if not purchased on the open market, you must have held for at least six months) having a fair market value at the time of exercise, as determined in good faith by the Plan Administrator, equal to the exercise price; or

          (c) by giving instructions to PathoGenesis to withhold from the shares that would otherwise be issued to you upon exercise that number of shares having a fair market value equal to the Option exercise price; or

          (d) by having the designated broker confirm receipt of your irrevocable instructions to such broker to promptly deliver to PathoGenesis the amount of sale or loan proceeds to pay the exercise price.

     After receiving your notice of exercise, payment of the exercise and any other required document, PathoGenesis will deliver to you a certificate or certificates for the shares being purchased. However, PathoGenesis will not issue or transfer shares of common stock upon your exercise of the Option until you have paid, or have made arrangement satisfactory to PathoGenesis for the payment of, any taxes that PathoGenesis is obligated to collect as a result of the issue or transfer of shares of common stock upon exercise; provided, however, if PathoGenesis withholds shares of common stock to satisfy the tax withholding obligations, the amount withheld shall not exceed the amount of tax computed at the minimum statutory withholding rate.

     Termination.

          (1) Termination Other Than for Cause, Retirement, Death or Total Disability. If your employment with the Company or your engagement as a consultant to the Company is terminated for any reason other than Cause, Retirement (as defined below), death or total disability, unless otherwise provided in subsection (5) below, any unvested portion of the Option will terminate on the date of termination and the vested portion of the Option, unless it sooner terminates or expires under this Agreement, will terminate three months after the date of termination.

          (2) Termination for Death or Total Disability. If your employment with the Company or your engagement as a consultant to the Company is terminated by reason of death or total disability (or if your employment or engagement is terminated by reason of total disability and you die within one year after termination), then, (a) the portion of the Option that would have become exercisable on the immediately following Vesting Date shall become vested and immediately exercisable on the date of such termination,
     (b) any unvested portion of the Option will terminate on the date of such termination of employment, and (c) the vested portion of the Option (including, if applicable, that portion that becomes exercisable pursuant to the foregoing clause(a)), unless the Option sooner terminates or expires, will terminate on the date one year after the date of such termination of employment (or one year after your later death within the one-year period after termination by reason of total disability).

          (3) Termination Due to Retirement. If you retire as an employee after attaining 65 years of age and completing at least five years of consecutive service as an employee of the Company ("Retirement"), (a) the portion of the Option that would have become exercisable on the immediately following Vesting Date shall become vested and immediately exercisable on the date of such termination, (b) any unvested portion of the Option will terminate on the date of such Retirement, and (c) the vested portion of the Option (including, if applicable, that portion that becomes exercisable pursuant to the foregoing clause (a)), unless the Option sooner terminates or expires, will terminate on the third anniversary of the date of your Retirement[; provided, however, that to the extent not exercised within the period required by Section 422(a)(2) of the Code, the Option or the relevant portion thereof (unless exercised by your estate) shall cease to qualify as an incentive stock option and shall be treated as a non-qualified stock option].

          (4) Termination for Cause. If your employment with the Company or your engagement as a consultant to the Company is terminated for Cause (as defined below), the Option shall terminate as of the first discovery by the Company of any reason for termination for Cause, provided that, if you are an employee, upon a termination for Cause following a Change in Control, the Option shall not terminate until your employment actually terminates. "Cause" shall mean dishonesty, disloyalty, insubordination, conviction or confession of a felony, fraud, willful misconduct or breach of your confidentiality agreement with the Company. Determination of Cause shall be made by the Plan Administrator in its sole and absolute discretion.

          (5) Change in Status upon Termination. If (a) your employment is terminated and concurrently the Company engages you as a consultant to the Company or (b) your engagement as a consultant to the Company is terminated and concurrently the Company hires you as an employee, the Plan Administrator at its sole discretion may determine that the Option shall continue and shall terminate upon termination of your new status in accordance with the applicable provisions of subsections (1) to (4) above.

     Transfer of Option. The Option is not transferable, assignable or payable to, or exercisable by anyone other than you, except (a) by will or pursuant to the applicable laws of descent and distribution[, or (b) as permitted by the Plan Administrator, subject to such terms and conditions as the Plan Administrator may in its sole discretion require, which shall include transferree's agreement to be bound by all the terms and conditions of the Plan and this Agreement].

     Securities Regulation. YOUR PARTICULAR ATTENTION IS DIRECTED TO SECTION 8 OF THE PLAN, WHICH DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THE OPTION CAN BE EXERCISED AND BEFORE PATHOGENESIS CAN ISSUE ANY SHARES TO YOU. PATHOGENESIS HAS NO OBLIGATION TO REGISTER THE SHARES THAT WOULD BE ISSUED UPON THE EXERCISE OF YOUR OPTION, AND IF SUCH SHARES ARE NOT REGISTERED, YOU WILL NOT BE ABLE TO EXERCISE THE OPTION UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. AT THE PRESENT TIME, EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE VERY LIMITED AND MIGHT BE UNAVAILABLE TO YOU PRIOR TO THE EXPIRATION OF THE OPTION. CONSEQUENTLY, YOU MIGHT HAVE NO OPPORTUNITY TO EXERCISE THE OPTION AND TO RECEIVE SHARES UPON SUCH EXERCISE. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR CONCERNING THE RAMIFICATIONS TO YOU OF HOLDING OR EXERCISING YOUR OPTIONS OR HOLDING OR SELLING THE SHARES UNDERLYING SUCH OPTIONS.

     [Acknowledgment. You acknowledge that accelerated vesting of all or a part of the Option may cause all or a portion of the Option to cease to qualify as incentive stock option.]

     Authority of Plan Administrator. All decisions or interpretations made by the Plan Administrator with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the PathoGenesis.

     Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of PathoGenesis and, to the extent provided in the Plan, your executors, administrators, legatees and heirs.

     [Conflicts. In the event of a conflict between the provisions of this Agreement, or the Plan, and the terms of a change in control employment agreement between PathoGenesis and you (the "Change in Control Agreement") with respect to a payment or benefit to be made or provided to you under this Agreement, whichever if the provisions of this Agreement, or the Plan, or the Change in Control Agreement that are most favorable to you will control.]

     Acceptance and Acknowledgment. Please execute the Acceptance and Acknowledgment attached to the enclosed copy of this Agreement and return it to PathoGenesis.



                                   Very truly yours,

                                   PATHOGENESIS CORPORATION


                                   By:  /s/ Wilbur H. Gantz
                                        -------------------------------------
                                        Wilbur H. Gantz
                                        Chairman and Chief Executive Officer

                           PathoGenesis Corporation
                         201 Elliott Avenue West, #150
                              Seattle, WA  98119


                         ACCEPTANCE AND ACKNOWLEDGMENT
                                      of
                   [INCENTIVE] [NON-QUALIFIED] STOCK OPTION


INSTRUCTIONS: Please complete the information requested below. After signing as indicated, detach this page and return it to PathoGenesis, to the attention of the Stock Option Administrator.


     I, a resident of the State of ((State)), accept the [incentive] [non-qualified] stock option described in the [Incentive] [Non-qualified] Stock Option Agreement dated ((grantdate)) and in the PathoGenesis Corporation 1997 Stock Option Plan and acknowledge receipt of a copy of the Agreement and the Plan. I have read and understand all the provisions and limitations of the Plan, particularly those relating to incentive stock options and the provisions of Section 8 of the Plan relating to securities regulation. I have read and understand all the provisions and limitations of the Agreement, including, but not limited to, those under the headings "Forfeiture; Recapture of Option Gain" (including the definition of "Detrimental Activity") and "Change in Control".



Date:_____________________              Name: ((FirstName)) ((LastName))
                                             -----------------------------

________________________________
Social Security Number

________________________________        __________________________________
Address                                 Signature